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                                   EXHIBIT 2

                     TO THE FORM 6-K DATED JANUARY 17, 2003
                             OF IAMGOLD CORPORATION

      Material change report dated January 17, 2003 of IAMGold Corporation
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                              IAMGOLD CORPORATION

                          MATERIAL CHANGE REPORT UNDER
           SECTION 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
               SECTION 146(1)(b) OF THE SECURITIES ACT (ALBERTA)
             SECTION 84 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN)
                 SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)
                   SECTION 73 OF THE SECURITIES ACT (QUEBEC)
               SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
               SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)

1.  REPORTING ISSUER

    IAMGold Corporation
    2820 Fourteenth Avenue
    Markham, Ontario
    L3R 0S9

2.  DATE OF MATERIAL CHANGE

    January 7, 2003

3.  PRESS RELEASE/PUBLICATION OF THE MATERIAL CHANGE

    A press release was issued in Toronto on January 8, 2003.

4.  SUMMARY OF MATERIAL CHANGE

    On January 7, 2003, IAMGold Corporation ("IAMGold") and Repadre Capital Corporation ("Repadre") completed a previously-announced business combination transaction. Pursuant to the transaction, which was completed by way of arrangement under the provisions of the BUSINESS CORPORATIONS ACT (Ontario), Repadre amalgamated with a wholly-owned subsidiary of IAMGold and each holder of common shares of Repadre was issued, in exchange therefor,
    1.6 common shares of IAMGold for each common share of Repadre held. As a result of the transaction, IAMGold effectively acquired ownership of all of the outstanding common shares of Repadre.

5.  FULL DESCRIPTION OF MATERIAL CHANGES

    On January 7, 2003, IAMGold and Repadre completed a previously-announced business combination transaction by way of arrangement under the provisions of the BUSINESS CORPORATIONS ACT (Ontario) (the "Arrangement"). Pursuant to the Arrangement, Repadre amalgamated with a wholly-owned subsidiary of IAMGold and each holder of common shares of Repadre was issued, in exchange therefor, 1.6 common shares of IAMGold for each common share of Repadre held. The Arrangement was approved by the shareholders of Repadre at a special meeting of shareholders of Repadre held on January 6, 2003 and was approved by the Ontario Superior Court of Justice and became effective on January 7, 2003.
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    As a result of the Arrangement, IAMGold effectively acquired ownership of
    39,361,786 common shares of Repadre, being all of the outstanding common shares of Repadre. A total of 62,978,756 common shares of IAMGold were issued at the effective time of the Arrangement. In addition, a total of 2,711,999 common shares of IAMGold were reserved for issue upon the exercise of options held by former directors, officers and employees of Repadre. As a result of the Arrangement, such options became exercisable for common shares of IAMGold at the exchange ratio used in respect of the Arrangement.

    In conjunction with the completion of the Arrangement, the number of directors of IAMGold was increased to nine, with six of the current directors of IAMGold remaining as directors of IAMGold and with Joe Conway, Don Charter and Robert Quartermain, former directors of Repadre, being appointed as directors of IAMGold. Rodney Stamler and Lord Robert Armstrong both stepped down as directors of IAMGold. William Pugliese and Mark Nathanson will continue as Co-Chairmen of IAMGold.

    Upon the completion of the Arrangement, the officers of IAMGold are as follows:

       Joseph Conway, President and Chief Executive Officer
       Grant Edey, Chief Financial Officer
       Larry Phillips, Vice-President, General Counsel
       Dennis Jones, Vice-President, Exploration
       Claude Barjot, Vice-President, African Affairs
       Paul Olmsted, Vice-President, Corporate Development
       Joanne Jobin, Director, Investor Relations
       Glynnis Frelih, Corporate Controller

    Todd Bruce, the former President and Chief Operating Officer of IAMGold, will be leaving IAMGold, as he was unable to agree on IAMGold's requirement that he relinquish the position of President.

6. RELIANCE ON SUBSECTION 75(3) OF THE SECURITIES ACT (ONTARIO) OR EQUIVALENT PROVISIONS

    Not applicable.

7.  OMITTED INFORMATION

    There is no material information omitted from this material change report.

8.  SENIOR OFFICER

    Larry E. Phillips
    Vice-President, General Counsel
    IAMGold Corporation

    Telephone: (905) 477-4420
    Facsimile: (905) 477-4426

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9.  STATEMENT OF SENIOR OFFICER

    The foregoing accurately discloses the material changes referred to herein.

DATED as of this 17th day of January, 2003 in the City of Toronto, Ontario.

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                                               IAMGOLD CORPORATION

                                               By:            (signed) "Larry E. Phillips"
                                                    ------------------------------------------------
                                                                    Larry E. Phillips
                                                             Vice-President, General Counsel
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